Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East
Ste. 101
Bala Cynwyd, Pa. 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Reports $1,125,700 in Revenues for
First Quarter of 2009

Improvement represents an increase of $1,082,200 over the same period in 2008

BALA CYNWYD, Pa. May 18th, 2009--- Skinny Nutritional Corp. (OTCBB: SKNY), today announced revenues of $1,125,700 for the three months ending March 31, 2009.  This represents an increase of $1,082,200 over revenues of $43,400 for the three months ending March 31, 2008.  This improvement is a result of the Company increasing its distribution network to 32 distributors in 20 states.  The Company sold 130,700 cases of Skinny Water for the three months ended March 31, 2009 compared to 7,300 cases for the same period in 2008 (1 case = twelve 16 ounce bottles).

The Company reported a net loss for the three months ending March 31, 2009 of $847,800, compared to $394,900 for the same period in 2008.  The Company’s Marketing, Advertising, General and Administrative expenses increased by approximately $783,200 for the 2009 quarter to $1,131,325, as compared to $348,147 for the same period in 2008.  Of this amount, $239,000 of the loss for the 2009 period was non-cash charges for the equity issued for compensation and services.

“Calorie conscious consumers are changing their beverage buying habits and great tasting Skinny Water is perfectly positioned to take advantage of this consumer trend.  We are building a team of experienced beverage professionals and a distribution network to handle the increased demand for Skinny Water that we are working to build.  We are also making a concerted effort to get Skinny Water on the shelves of retailers.  This includes investing in slotting fees, price promotions, coupons, sampling and advertising in in-store circulars,” says Ron Wilson, President and CEO.  “We have recently introduced a new flavor, Orange Cranberry Tangerine and are continuing to improve our production and distribution processes to improve our profit margins.”

The Skinny Water lineup features six great tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), and Peach Mango Mandarin (XXX-Detox). Every bottle of Skinny Water has calcium, potassium, and EGCG and has zero calories, sugar, sodium, no preservatives, and all natural colors and flavors.

About Skinny Nutritional Corp.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp. is the exclusive worldwide distributor of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Tea®, Skinny Shakes®, Skinny Java™, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.